UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-l2

Zynerba Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

June 6, 2023

Dear Stockholder:

On April 21, 2023, Zynerba Pharmaceuticals, Inc. (“Zynerba”) filed a definitive proxy statement (the “Proxy Statement”) relating to its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via webcast at 8:00 a.m. Eastern Daylight Time on Tuesday, June 13, 2023 and any adjournments or postponements of that meeting. This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

Proposal 5 of the Proxy Statement requests that Zynerba stockholders approve the Zynerba Pharmaceuticals, Inc. 2023 Stock Option and Incentive Plan (the “2023 Plan”), which was approved by Zynerba’s Board of Directors on April 5, 2023. This Supplement provides stockholders with the following additional information regarding Proposal 5:

As of June 6, 2023, there were 615,153 shares of common stock available for awards under the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”).  No additional shares will be available and we will not grant any additional awards under the 2014 Plan, unless the 2023 Plan is not approved by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ZYNERBA PHARMACEUTICALS, INC. 2023 STOCK OPTION AND INCENTIVE PLAN.

If you have already submitted your proxy or instructed your broker, bank or other agent how to vote your shares, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and common stock represented thereby will be voted at the meeting in accordance with your instructions unless revoked. You may revoke your proxy at any time before your proxy is voted at the meeting by: (1) giving written notice of revocation of your proxy to the Secretary of Zynerba prior to the date of the Annual Meeting; (2) voting again via the Internet or by telephone before the closure of the Internet or telephone facilities; (3) executing and delivering to the Secretary of Zynerba a proxy dated as of a later date than a previously executed and delivered proxy; or (4) virtually attending the Annual Meeting and voting online during the meeting. If a broker, bank or other similar organization holds your shares, you may change your vote by submitting new voting instructions to your broker, bank or similar organization.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY ZYNERBA WITH THE SECURITIES AND EXCHANGE COMMISSION BEFORE MAKING ANY VOTING DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Thank you for your ongoing support and for taking the time to vote your shares.

Sincerely,

Armando Anido

Chairman of the Board and Chief Executive Officer